April 26, 2019

Collaborative Investment Series Trust

8000 Town Centre Drive

Suite 400

Broadview Heights, OH 44147

Re:  Collaborative Investment Series Trust, File Nos. 333-221072 and 811-23306

Dear Sir/Madam:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 9 to the Collaborative Investment Series Trust Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 12 to the Registration Statement (the "Amendment").  We also consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP

Thompson Hine LLP